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                                                                     EXHIBIT 5.1


                                 June 20, 1996


Hyperion Telecommunications, Inc.
5 West Third Street
Coudersport, PA  16915

Dear Sirs:

     We have acted as counsel to Hyperion Telecommunications, Inc., a Delaware corporation (the "Company"), in connection with the proposed exchange (the "Exchange") by the Company of 13% Series B Senior Discount Notes Due 2003 ("New Notes") for an equal principal amount of its outstanding 13% Senior Discount Notes Due 2003 ("Old Notes").

     In connection with the proposed Exchange, we have examined the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, the relevant corporate proceedings of the Company, the draft Registration Statement on Form S-4 covering the proposed Exchange (the "Registration Statement"), including the Prospectus filed as a part of the Registration Statement, the Indenture dated April 15, 1996 with respect to the Old Notes and New Notes (the "Indenture"), and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

     We understand that the New Notes are to be issued to the holders of the Old Notes in the Exchange and are to be available for resale by such holders, all in the manner described in the Prospectus which is a part of the Registration Statement and in the Indenture.

     Based on the foregoing, we are of the opinion that:

     1. The issuance of the New Notes to the holders of the Old Notes pursuant to the terms of the Exchange and the Indenture have been duly authorized by proper corporate action of the Company.

     2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and the New Notes have been duly issued to and exchanged for the Old Notes in accordance with the terms of the Exchange, the Indenture and the Registration Statement, such New Notes will be validly issued and will constitute binding obligations of the Company, subject, as to enforcement, (i) to any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) to general
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        principles of judicial discretion and equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to us in the Prospectus which is a part hereof.

                                             Sincerely,

                                             BUCHANAN INGERSOLL
                                             PROFESSIONAL CORPORATION


                                             By: /s/ Carl E. Rothenberger, Jr.
                                                  Carl E. Rothenberger, Jr.